Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 172,290,272.04		$ 23,793.29
	Total Transaction Valuation:	$ 172,290,272.04
	Total Fees Due for Filing:			$ 23,793.29
	Total Fees Previously Paid:			$ 23,793.29
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	The transaction value was calculated as the estimated aggregate maximum purchase price for common shares of beneficial interest, par value $0.01 per share (the "Shares"), of Ares Core Infrastructure Fund ("ACIF"), based upon the net asset value per share as of April 30, 2026, of $24.8805. This amount was based upon the offer to purchase up to 6,924,711 Shares of ACIF. The fee of $23,793.29 was paid in connection with the filing of the Schedule TO-I by ACIF (File No. 005-94849) on May 20, 2026 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer. The amount of filing fee was calculated at $138.10 per $1,000,000.00 of the transaction value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory No. 1 for Fiscal Year 2026 dated Aug. 25, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources